Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS FIRST QUARTER OPERATING RESULTS

DILUTED EPS RISE 27% TO $0.14 (VS. $0.11) ON

FEWER SHARES OUTSTANDING

LARGO, Florida (November 15, 2010) – Unilens Vision Inc. (OTC Bulletin Board: UVIC; TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the first quarter of FY2011.

Total revenue, including royalty income, declined 10.7% to approximately $2.2 million in the three months ended September 30, 2010, compared with approximately $2.5 million in the three months ended September 30, 2009. The decrease in revenue was primarily due to a 9.2% decline in sales of the Company’s various types of specialty contact lenses and a 14.0% decline in royalty income under a license agreement with Bausch & Lomb. The Company believes that the impact of the soft economic conditions in the U.S. upon the contact lens market and new product offerings by competitors were the primary reasons for lower sales and royalty income in the first quarter of FY2011, when compared with the year-earlier quarter.

Pretax income decreased 37.5% to $494,164, in the most recent quarter, compared with $790,730 in the prior-year quarter. The decrease in pretax income was primarily attributable to (1) lower sales and royalty income, (2) higher administrative expenses primarily from an earlier annual report filing, and (3) an increase in interest expense related to the Company’s loan with Regions Bank, which financed the repurchase of 48% of the Company’s previously outstanding shares in January 2010.

After recording net income tax expense of $162,315, the Company reported net income of $331,849 in the most recent quarter, a decrease of 32.8% when compared with net income of $494,088 in the year-earlier quarter (after income tax expense of $296,642). The Company earned $0.14 per diluted share in the first quarter of FY2011, which represented an increase of 27.3% when compared with earnings of $0.11 per diluted share in the first quarter of FY2010. Diluted per-share earnings were calculated on 2,369,354 common shares in the FY2011 first quarter, versus 4,556,086 diluted shares in the prior-year quarter. The 48% decrease in weighted average diluted shares outstanding resulted from the Company’s repurchase of 2,188,861 outstanding shares of common stock on January 20, 2010.

“The 6.8% decline in sales of our C-Vue disposable contact lenses in the most recent quarter reflects the impact of the current depressed economic conditions in the U.S., as well as increased competition from new product offerings and rebate programs offered by our competition,” noted Michael Pecora, Chief Executive Officer of Unilens Vision Inc. “Sales in our custom soft lens category declined 5.1%, but when adjusted for positive return reserve adjustments to prior-year reported quarterly results, custom soft lens sales were up 3.2%. We are now seeing sales improvement in this category, from our C-Vue Advanced Toric Multifocal free trial lens that we launched at the end of the first quarter last year, as more practitioners convert trial fits to revenue-generating lenses. Sales of our older product lines, including replacement and gas permeable lenses, declined in the first quarter, as expected.”

“Soft economic conditions have impacted the entire contact lens industry in the U.S.,” continued Pecora. “We are confident that contact lens buying patterns will return to more normal levels once the economy regains its footing and consumer confidence recovers. Meanwhile, we continue our efforts to develop new specialty contact lenses and licensing arrangements in order to take advantage of demographic trends that will increase the need for American ‘baby boomers’ to address presbyopic vision problems as they approach and enter their retirement years.”

The Company recently declared its 17th consecutive quarterly cash dividend, in the amount of $0.09 per share of common stock outstanding. The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals. Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTC Bulletin Board under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

UNILENS VISION INC.

FIRST QUARTER - FISCAL 2011

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS

	Three Months Ended September 30, 2010	Three Months Ended September 30, 2009
Revenues:
Sales	$1,529,574	$1,683,673
Royalty income	660,206	767,676

Total revenues	2,189,780	2,451,349

Operating costs and expenses:
Cost of sales	898,090	961,371
Expenses	726,819	703,209

Total operating costs and expenses	1,624,909	1,664,580

Income from operations	564,871	786,769

Other non-operating items:
Other income	545	468
Remeasurement income	—	535
Interest (expense) income	(71,252)	2,958

Total other non-operating items	(70,707)	3,961

Income before income tax expense	494,164	790,730
Income tax expense	162,315	296,642

Net income for the period	$331,849	$494,088

Net income per common share:
Basic	$0.14	$0.11
Diluted	$0.14	$0.11
Weighted average shares outstanding	2,369,354	4,556,086

CASH FLOWS
Provided (used) by:
Operating activities	$456,309	$882,127
Investing activities	(109,918)	(2,926)
Financing activities	(513,242)	(409,564)
(Decrease) increase in cash	$(166,851)	$469,637

BALANCE SHEET	September 30, 2010	June 30, 2010

Cash and cash equivalents	$913,689	$1,080,540
Total assets	4,314,509	4,467,338
Current liabilities	2,520,178	2,519,513
Total liabilities	6,594,319	6,819,513
Stockholders’ (deficit) equity	$(2,279,810)	$(2,352,175)